EXHIBIT 21.1
LIST OF SUBSIDIARIES

Subsidiary Name	Location of Incorporation or Organization

SEECO, Inc.	Arkansas
Southwestern Energy Production Company	Arkansas
DeSoto Drilling, Inc.	Arkansas
Southwestern Midstream Services Company	Arkansas
Southwestern Energy Services Company	Arkansas
DeSoto Gathering Company, L.L.C	Arkansas
A.W. Realty Company	Arkansas
Angelina Gathering Company, L.L.C.	Texas
Southwestern Field Services, L.L.C.	Arkansas
SWN International, L.L.C.	Delaware
SWN Producer Services, L.L.C	Arkansas
SWN Resources Canada, Inc.	New Brunswick, Canada